Exhibit 10.13

Board Policy on Director Compensation

1. Employee director: No compensation for Board service

2. Non-Employee Directors:

(a) Base Retainer:	$50,000 per year, payable quarterly in four installments in advance

(b) Committee Chair:	$10,000 per year, payable quarterly in four installments in advance

(c) Board Chair:	$10,000 per year, per year, payable quarterly in four installments in advance

(d) Options:	Options to purchase 50,000 shares of common stock per year, vesting quarterly, the exercise price for 2014 options to be the closing common stock price on the grant date and for succeeding years the closing price on the trading date immediately prior to the grant date. Grant date for 2014 is March 14. Grant date for succeeding years is January 1 of such year. If a director advises the Secretary in writing that SEC policies prohibit or discourage him from receiving options, he shall receive in cash the Black-Scholes value (as of the grant date) of the options

(e) Other:	The Board from time to time may establish special committees and designate one of more directors to serve on such special committees and/or may appoint one of more directors to perform special tasks and establish compensation for such service

(f) Payment dates are on the last day of each calendar quarter.

(g) Each director may elect to receive the following fees -- base retainer, committee chair, and board chair -- in cash, common stock, or any mixture of common stock and cash. Election to receive some or all of the fees in common stock for the March 31, June 30, September 30, and December 31, 2014 to be made on March 20, 2014. Election to receive some or all common stock for the March 31, June 30, September 30, and December 31 in succeeding years to be made by December 31 immediately prior to such year. In order to make an election to receive common stock, a director must deliver to the Secretary of the Company a written notice of such election setting forth the percentage of the fee to be distributed in the form of common stock. The written notice of election must be delivered no later than December 31 prior to commencement of the calendar year to which the election relates, except for 2014, when the date is March 20, 2014. In the absence of a valid election, all fees will be paid in cash. The common stock is to be valued at the closing common stock price on the trading date immediately preceding the payment date.

(h) Payment of the option price may be made in cash or by net-exercise. Net-exercise is a procedure by which the optionee will be issued a number of shares of common stock determined in accordance with the following formula: N = X(A-B)/B, where “N” = the number of shares of Common stock to be issued upon exercise of the Option; “X” = the total number of shares with respect to which the optionee has elected to exercise the option; “A” = the fair market value of one share of common stock determined on the exercise date; and “B” = the exercise price per share.

(i) Payment amounts accrue through each quarter. A newly elected or appointed director will be paid for the pro rata portion of the quarter that he serves and may make the initial election in paragraph 2(g) within five business days of his election or appointment